PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2010 RESULTS

DALLAS, TEXAS … May 3, 2010 … CompX International Inc. (NYSE: CIX) announced today sales of $32.8 million for the first quarter of 2010 compared to $28.5 million in the same period of 2009.  CompX reported operating income of $1.7 million in the first quarter of 2010 compared to an operating loss of $937,000 in the same period of 2009.  The 2010 operating income through the first quarter includes higher patent litigation expenses of $1.5 million compared to the same period of 2009.  Due to a change in the Company’s expectation relating to the repatriation of certain non-U.S. earnings, the Company incurred an income tax charge during the first quarter of 2010 of approximately $1.9 million ($0.15 per diluted share), as discussed below.  As a result, CompX recorded a net loss of $963,000 for the first quarter of 2010, or $0.08 per diluted share, compared to a net loss of $580,000, or $0.05 per diluted share, in the first quarter of 2009.

Net sales increased principally due to improved order rates from customers across all business segments as a result of a positive change in the economic conditions in North America.  The increase in operating income is primarily due to the effects of higher sales increasing utilization of production capacity and improving the coverage of overhead and fixed manufacturing costs which were partially offset by the higher litigation expenses and a negative effect of relative changes in foreign currency exchange rates.

Based on an evaluation of our current cash management needs at the end of the first quarter of 2010, we determined that certain earnings from our foreign subsidiaries would no longer be considered permanently reinvested outside of the United States for the foreseeable future.  In accordance with accounting principles generally accepted in the United States, such a change in business plans requires CompX to recognize the $1.9 million deferred income tax liability with respect to the incremental U.S. income taxes (federal and state) and foreign withholding taxes that would be incurred when such prior undistributed foreign earnings are subsequently repatriated.

“We are pleased with the sales performance achieved this quarter and with the improvement in our gross margins,” commented David A. Bowers, President & CEO.  “These results were aided significantly by the cost reductions and productivity improvement initiatives implemented over the last several years.  The introduction of new products and what we believe will be the stabilization of general economic conditions at current levels, make us cautiously optimistic about the remainder of the year, as well.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs approximately 800 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.
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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2009	2010

Net sales	$28.5	$32.8
Cost of goods sold	23.7	23.7
Gross margin	4.8	9.1
Selling, general and administrative	5.6	5.7
Patent litigation expense	0.1	1.6
Other operating expense, net	-	0.1
Operating income (loss)	(0.9)	1.7
Other non-operating expense, net	(0.4)	(0.2)
Income (loss) before income taxes	(1.3)	1.5
Income tax expense (benefit)	(0.7)	2.5
Net loss	$(0.6)	$(1.0)

Net loss per diluted common share	$(0.05)	$(0.08)

Weighted average diluted common shares outstanding	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
	2009	2010
		(Unaudited)
Assets

Current assets:
Cash and equivalents	$20.8	$12.4
Accounts receivable, net	11.7	15.6
Inventories, net	16.3	17.4
Deferred income taxes and other	6.3	6.3
Interest and note receivable from affiliate	-	4.0
Total current assets	55.1	55.7

Intangibles	32.4	32.3
Net property and equipment	63.6	62.8
Assets held for sale	2.8	2.8
Other assets	0.1	0.1

Total assets	$154.0	$153.7

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$-	$0.2
Accounts payable and accrued liabilities	14.6	14.3
Interest payable to affiliate	-	0.4
Income taxes	-	0.1
Total current liabilities	14.6	15.0

Note payable to affiliate	42.2	42.0
Deferred income taxes	12.2	13.6
Stockholders’ equity	85.0	83.1

Total liabilities and stockholders’ equity	$154.0	$153.7